Exhibit 99.1

IRIDIUM ANNOUNCES VIRTUAL INVESTOR DAY

MCLEAN, Va., May 6, 2021 – Iridium Communications Inc. (Nasdaq: IRDM) today announced that the Company will host a virtual Investor Day on Wednesday, May 26, 2021 from 8:30 a.m. to 11:00 a.m. Eastern Time.

This virtual event will feature presentations from members of Iridium’s senior management team, including:

•	Chief Executive Officer – Matthew J. Desch

•	Chief Financial Officer – Thomas J. Fitzpatrick

•	Executive Vice President of Sales and Marketing – Bryan J. Hartin

Attendees can expect to gain unique insights and knowledge about the Company’s business activities and long-term outlook.

A live webcast of the event will be available on the Events section of the Company’s Investor Relations website at www.investor.iridium.com/events. A replay of the webcast will also be available on the Company’s Investor Relations website following the presentation.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus®. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

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Investor Contact:

Kenneth Levy

Iridium Communications Inc.

+1 (703) 287-7570

ken.levy@iridium.com

Press Contact:

Jordan Hassin

Iridium Communications Inc.

+1 (703) 287-7421

jordan.hassin@iridium.com